Exhibit 99.(h)(7)(ii)

Schedule A

Dated January 30, 2015
To The
Expense Limitation Agreement
Dated January 25, 2013
Between
Touchstone Investment Trust and Touchstone Advisors, Inc.

Fund	Class	Operating Expense Limit	Termination Date
Active Bond Fund	A	0.90%	January 30, 2016
	C	1.65%
	Y	0.65%
	Institutional	0.57%

High Yield Fund	A	1.05%	January 30, 2016
	C	1.80%
	Y	0.80%
	Institutional	0.72%

Institutional Money Market Fund	Institutional	0.20%	April 1, 2015

Money Market Fund	A	0.85%	April 1, 2015
	S	0.90%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE INVESTMENT TRUST

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Steven M. Graziano
Steven M. Graziano
President

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer